Exhibit 99.1

THE MADISON SQUARE GARDEN COMPANY REPORTS

RESULTS FOR FISCAL 2013 SECOND QUARTER

Second quarter revenues of $387.9 million, a 4% increase compared to prior year quarter

Second quarter AOCF of $108.3 million, a 37% increase compared to prior year quarter

Second quarter operating income of $81.0 million, up 69% versus prior year quarter

NEW YORK, N.Y., February 6, 2013 – The Madison Square Garden Company (NASDAQ: MSG) today reported financial results for the fiscal second quarter ended December 31, 2012.

Fiscal 2013 second quarter revenues of $387.9 million grew 4%, as compared to the prior year quarter, primarily due to an increase in revenues in the MSG Media segment. Adjusted operating cash flow (“AOCF”)(1) of $108.3 million increased 37%, as compared to the prior year quarter, primarily due to an increase in AOCF in the MSG Media segment and improved AOCF results in the MSG Sports segment, partially offset by a decrease in AOCF in the MSG Entertainment segment. Fiscal 2013 second quarter operating income of $81.0 million grew 69% and net income of $46.9 million ($0.60 per diluted share) increased 83%, both as compared to the prior year quarter.

Results for the fiscal 2013 second quarter were impacted by the NHL work stoppage and the New York Knicks’ return to a full regular season schedule. The NHL work stoppage delayed the start of the 2012-13 regular season by approximately three months to January 19, 2013 and has led to a shortened 48-game regular season. As a result of the work stoppage, the New York Rangers did not play preseason or regular season games in the fiscal 2013 second quarter versus playing a combined 38 home and away games in the fiscal 2012 second quarter.

The New York Knicks played a combined 36 preseason and regular season home and away games during the fiscal 2013 second quarter. During the prior year quarter, the NBA work stoppage delayed the start of the 2011-12 regular season by approximately two months to December 25, 2011 resulting in the Knicks only playing a combined six preseason and regular season home and away games in the fiscal 2012 second quarter.

President and CEO Hank Ratner said: “Our Company delivered strong results in our fiscal second quarter, while navigating through the delayed start of the NHL season and the impact of Hurricane Sandy. The second phase of the Transformation has been enthusiastically received by all of our key customers, including season ticket holders, suite holders and marketing partners, and we now look forward to the successful completion of the final phase of this historic project this upcoming offseason. We remain confident that our Company is well-positioned to drive long-term growth and ongoing value creation for our shareholders.”

Results from Operations

Segment results for the quarters ended December 31, 2012 and 2011 are as follows:

	Revenues			AOCF			Operating Income (Loss)
$ millions	F’Q2 2013	F’Q2 2012	% Change	F’Q2 2013	F’Q2 2012	% Change	F’Q2 2013	F’Q2 2012	% Change
MSG Media	$156.8	$142.4	10%	$95.6	$63.6	50%	$90.2	$53.1	70%
MSG Entertainment	151.1	151.2	(0)%	30.0	37.2	(19)%	26.2	33.0	(20)%
MSG Sports	89.9	88.6	1%	(14.5)	(19.9)	27%	(18.3)	(24.2)	24%
Other (includes eliminations)	(9.9)	(9.2)	(7)%	(2.9)	(1.7)	(74)%	(17.1)	(13.9)	(22)%

Total Company	$387.9	$373.0	4%	$108.3	$79.1	37%	$81.0	$48.0	69%

Note: Does not foot due to rounding

1.	See definition of adjusted operating cash flow (“AOCF”) included in the discussion of non-GAAP financial measures on page 3 of this earnings release.

MSG Media

For the fiscal second quarter, MSG Media revenues of $156.8 million grew 10%, as compared to the prior year period. Affiliate fee revenue increased $5.2 million, as compared to the prior year quarter, primarily attributable to higher affiliation rates, with the overall increase largely offset by the net impact of recorded provisions that are not expected to be recurring. Advertising revenue increased $5.1 million, as compared to the prior year quarter, primarily due to higher sales generated from professional sports programming, resulting mainly from an increase in the number of Knicks telecasts, partially offset by the absence of NHL telecasts. In addition, Fuse advertising revenue increased, as compared to the prior year quarter. Other net revenues increased $4.1 million, as compared to the prior year quarter, primarily attributable to a short-term programming licensing agreement. AOCF of $95.6 million increased 50% and operating income of $90.2 million increased 70%, both as compared to the prior year quarter, primarily due to lower direct operating expenses and higher revenues.

MSG Entertainment

For the fiscal second quarter, MSG Entertainment revenues of $151.1 million were essentially flat, as compared to the prior year period. Higher event-related revenues at The Theater at Madison Square Garden and other net increases were offset by lower revenues for the Radio City Christmas Spectacular franchise and lower event-related revenues at the Beacon Theatre. Lower revenues for the Radio City Christmas Spectacular franchise include a decrease in revenues for the New York production, which was significantly impacted by Hurricane Sandy. AOCF of $30.0 million decreased 19% and operating income of $26.2 million decreased 20%, both as compared to the prior year quarter, primarily due to an increase in direct operating expenses, which include a $5.0 million impairment charge related to a production of the Radio City Christmas Spectacular that played in three markets outside of New York.

MSG Sports

For the fiscal second quarter, MSG Sports revenues of $89.9 million increased 1% as compared to the prior year period. Total segment revenues increased primarily due to the Knicks’ return to a full regular season schedule, mostly offset by the impact of the NHL work stoppage. The net impact of these two items resulted in higher league distributions and inter-segment broadcast rights revenue, mostly offset by lower professional sports team food, beverage and merchandise revenues, suite rental fee revenue, and professional sports team preseason and regular season ticket-related revenue. In addition, event-related revenues from other live sporting events decreased, as compared to the prior year quarter. AOCF loss improved by $5.4 million to a loss of $14.5 million and operating loss improved by $5.9 million to a loss of $18.3 million, both as compared to the prior year quarter, primarily due to lower direct operating expenses and, to a lesser extent, higher revenues and lower selling, general and administrative expenses.

About The Madison Square Garden Company

The Madison Square Garden Company is a fully-integrated sports, media and entertainment business. The Company is comprised of three business segments: MSG Sports, MSG Media and MSG Entertainment, which are strategically aligned to work together to drive the Company’s overall business, which is built on a foundation of iconic venues and compelling content that the company creates, produces, presents and/or distributes through its programming networks and other media assets. MSG Sports owns and operates the following sports franchises: the New York Knicks (NBA), the New York Rangers (NHL), the New York Liberty (WNBA), and the Connecticut Whale (AHL). MSG Sports also features the presentation of a wide variety of live sporting events including professional boxing, college basketball, bull riding and tennis. MSG Media is a leader in production and content development for multiple distribution platforms, including content originating from the Company’s venues. MSG Media’s television networks consist of regional sports networks, MSG Network and MSG+, collectively referred to as MSG Networks; and Fuse, a national television network dedicated to music. MSG Networks also include high-definition channels, MSG HD and MSG+ HD, and Fuse includes its high-definition channel, Fuse HD. MSG Entertainment is one of the country’s leaders in live entertainment. MSG Entertainment creates, produces and/or presents a variety of live productions, including the Radio City Christmas Spectacular featuring the Radio City Rockettes. MSG Entertainment also presents or hosts other live entertainment events such as concerts, family shows and special events in the Company’s diverse collection of venues. These venues consist of Madison Square Garden, The Theater at Madison Square Garden, Radio City Music Hall, the Beacon Theatre, the Forum in Inglewood, CA, The Chicago Theatre, and the Wang Theatre in Boston, MA. More information is available at www.themadisonsquaregardencompany.com.

Non-GAAP Financial Measures

We define adjusted operating cash flow (“AOCF”), which is a non-GAAP financial measure, as operating income (loss) before 1) depreciation, amortization and impairments of property and equipment and intangible assets, 2) share-based compensation expense or benefit, and 3) restructuring charges or credits. Because it is based upon operating income (loss), AOCF also excludes interest expense (including cash interest expense) and other non-operating income and expense items. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of our business without regard to either the distortive effects of fluctuating stock prices or the settlement of an obligation that is not expected to be made in cash.

We believe AOCF is an appropriate measure for evaluating the operating performance of our business segments and the company on a consolidated basis. AOCF and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and AOCF measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. AOCF should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Since AOCF is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of AOCF to operating income (loss), please see page 4 of this release.

This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industry in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

# # #

Contacts:

Kimberly Kerns Senior Vice President Communications The Madison Square Garden Company (212) 465-6442	Ari Danes, CFA Vice President Investor Relations The Madison Square Garden Company (212) 465-6072

Conference Call Information:

The conference call will be Webcast live today at 10:00 a.m. ET at www.themadisonsquaregardencompany.com

Conference call dial-in number is 877-347-9170 / Conference ID Number 87313255

Conference call replay number is 855-859-2056 / Conference ID Number 87313255 until February 13, 2012

THE MADISON SQUARE GARDEN COMPANY

CONSOLIDATED OPERATIONS DATA AND RECONCILIATION

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2012	2011	2012	2011
Revenues	$387,886	$373,007	$592,052	$550,646

Adjusted operating cash flow	$108,288	$79,147	$171,597	$125,223
Share-based compensation expense	(5,521)	(7,097)	(8,940)	(10,446)

Operating income before depreciation and amortization	102,767	72,050	162,657	114,777
Depreciation and amortization (incl. impairments)	(21,744)	(24,094)	(41,444)	(40,458)

Operating income	81,023	47,956	121,213	74,319
Other income (expense):
Interest expense, net	(1,284)	(1,311)	(2,414)	(2,513)
Miscellaneous	66	—	102	—

Income from operations before income taxes	79,805	46,645	118,901	71,806
Income tax expense	(32,894)	(21,026)	(51,385)	(24,899)

Net income	$46,911	$25,619	$67,516	$46,907

Basic earnings per common share	$0.62	$0.34	$0.89	$0.63

Diluted earnings per common share	$0.60	$0.33	$0.87	$0.61

Basic weighted-average number of common shares outstanding	75,914	74,632	75,770	74,573
Diluted weighted-average number of common shares outstanding	77,889	77,379	77,829	77,283

ADJUSTMENTS TO RECONCILE ADJUSTED OPERATING CASH FLOW TO

OPERATING INCOME (LOSS)

The following is a description of the adjustments to operating income (loss) in arriving at adjusted operating cash flow as described in this earnings release:

•	Depreciation and amortization. This adjustment eliminates depreciation, amortization and impairments of property and equipment and intangible assets in all periods.

•

Share-based compensation expense. This adjustment eliminates the compensation expense relating to restricted stock, restricted stock units, stock options and stock appreciation rights granted under our employee stock plans and non-employee director plans in all periods.

THE MADISON SQUARE GARDEN COMPANY

CONSOLIDATED OPERATIONS DATA

(Dollars in thousands)

(Unaudited)

REVENUES

	Three Months Ended December 31,
	2012	2011	% Change
MSG Media	$156,770	$142,408	10%
MSG Entertainment	151,122	151,224	(0)%
MSG Sports	89,903	88,622	1%
Other (including Inter-segment eliminations)	(9,909)	(9,247)	(7)%

Total Madison Square Garden Company.	$387,886	$373,007	4%

	Six Months Ended December 31,
	2012	2011	% Change
MSG Media	$316,308	$281,038	13%
MSG Entertainment	181,899	178,826	2%
MSG Sports	121,467	117,436	3%
Other (including Inter-segment eliminations)	(27,622)	(26,654)	(4)%

Total Madison Square Garden Company.	$592,052	$550,646	8%

ADJUSTED OPERATING CASH FLOW AND OPERATING INCOME (LOSS)

	Adjusted Operating Cash Flow			Operating Income (Loss)
	Three Months Ended December 31,		% Change	Three Months Ended December 31,		% Change
	2012	2011		2012	2011
MSG Media	$95,618	$63,555	50%	$90,183	$53,128	70%
MSG Entertainment	30,036	37,173	(19)%	26,228	32,984	(20)%
MSG Sports	(14,484)	(19,920)	27%	(18,322)	(24,208)	24%
All other	(2,882)	(1,661)	(74)%	(17,066)	(13,948)	(22)%

Total Madison Square Garden Company	$108,288	$79,147	37%	$81,023	$47,956	69%

	Adjusted Operating Cash Flow			Operating Income (Loss)
	Six Months Ended December 31,		% Change	Six Months Ended December 31,		% Change
	2012	2011		2012	2011
MSG Media	$172,322	$127,371	35%	$161,196	$110,292	46%
MSG Entertainment	17,477	23,381	(25)%	10,198	15,771	(35)%
MSG Sports	(13,023)	(20,383)	36%	(20,422)	(28,330)	28%
All other	(5,179)	(5,146)	(1)%	(29,759)	(23,414)	(27)%

Total Madison Square Garden Company	$171,597	$125,223	37%	$121,213	$74,319	63%

THE MADISON SQUARE GARDEN COMPANY

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

(Unaudited)

	December 31, 2012	June 30, 2012
ASSETS
Current Assets:
Cash and cash equivalents	$248,594	$206,500
Restricted cash	250	5,789
Accounts receivable, net of allowance for doubtful accounts of $2,327 and $2,434	132,811	126,565
Net related party receivables	27,019	27,277
Prepaid expenses	60,363	29,700
Other current assets	19,166	19,980

Total current assets	488,203	415,811
Property and equipment, net of accumulated depreciation and amortization of $436,922 and $435,696	1,075,107	969,528
Amortizable intangible assets, net of accumulated amortization of $79,874 and $122,210	95,905	101,814
Indefinite-lived intangible assets	158,636	158,636
Goodwill	742,492	742,492
Other assets	135,560	136,403

	$2,695,903	$2,524,684

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$17,985	$33,048
Net related party payables	376	362
Accrued liabilities:
Employee related costs	68,834	82,886
Other accrued liabilities	215,716	188,410
Deferred revenue	295,897	211,639

Total current liabilities	598,808	516,345
Defined benefit and other postretirement obligations	62,290	58,817
Other employee related costs	40,176	36,689
Other liabilities	58,177	60,438
Deferred tax liability	539,387	532,382

Total liabilities	1,298,838	1,204,671

Commitments and contingencies
Stockholders’ Equity:
Class A Common stock, par value $0.01, 360,000 shares authorized; 62,880 and 62,016 shares outstanding.	637	628
Class B Common stock, par value $0.01, 90,000 shares authorized; 13,589 shares outstanding	136	136
Preferred stock, par value $0.01, 45,000 shares authorized; none outstanding	—	—
Additional paid-in capital	1,078,693	1,070,046
Treasury stock, at cost, 927 shares	(22,047)	(22,047)
Retained earnings	362,928	295,412
Accumulated other comprehensive loss	(23,282)	(24,162)

Total stockholders’ equity	1,397,065	1,320,013

	$2,695,903	$2,524,684

THE MADISON SQUARE GARDEN COMPANY

SELECTED CASH FLOW INFORMATION

(Dollars in thousands)

(Unaudited)

	Six Months Ended December 31,
	2012	2011
Net cash provided by operating activities	$203,965	$180,947

Net cash used in investing activities	(159,313)	(268,498)

Net cash provided by (used in) financing activities	(2,558)	4,093

Net increase (decrease) in cash and cash equivalents	42,094	(83,458)
Cash and cash equivalents at beginning of period	206,500	304,876

Cash and cash equivalents at end of period	$248,594	$221,418